EXHIBIT 99.2

     Internal Memorandum

Date:    July 22, 2009

To:	Delta Colleagues Worldwide
From:	Hank Halter
Subject:	June Quarter 2009 Financial Results

This morning, Delta announced a net loss of $257 million for the June quarter 2009, which includes $58 million of merger-related costs and $390 million in fuel hedge losses.  Excluding those two items, we would have had a $191 million profit for the quarter.  Thank you for your hard work during the quarter, as our efforts to manage through the current environment by containing costs, reducing capacity and maintaining a strong cash position are evident in these results.  However, the airline industry continues to face the toughest environment since deregulation.  Delta is no different and we must make further changes to adapt.

Operating revenues in the quarter declined $2.1 billion year over year, with significant pressure on yields from both the global recession and an estimated $125 - $150 million impact from the H1N1 virus.  Despite a 7% capacity reduction, Delta’s consolidated unit costs excluding fuel and merger-related expenses were up only 2%, due entirely to higher pension costs.  In addition, Delta generated $834 million in cash from operations, allowing us to improve our liquidity position to $5.4 billion, even as we paid down debt and invested in our business.

Of strategic importance, the Delta/Northwest merger provides flexibility and opportunity that none of our competitors have matched.  Already, we have realized over $200 million in total synergy benefits thus far this year and we continue to accelerate integration wherever possible to exceed our $500 million synergy target for the full year.

The global recession has caused Delta’s revenues to decline more than $3 billion for the first six months of the year.  We are not planning for any meaningful recovery in the coming months and no longer expect to be profitable this year.  In light of this, we must continue to adapt our business model to this changing environment.  We have a responsibility to all our stakeholders – our employees, shareowners, and customers – to ensure that Delta not just survives but thrives.

As we recalibrate our strategy, much of what we do today will continue.  We must maintain high levels of liquidity.  We will continue to right size capacity and keep our unit costs in check.  We will capitalize on the flexibility that the merger provides.  But we also need to take a hard look at our entire business – our network, fleet and cost structure – to determine other changes that must be made.  While we can make no guarantees in the current environment, our goal continues to be to avoid involuntary furloughs of frontline employees.

When times are tough, as they are now for the entire industry, it can be easy to lose focus and momentum.  This hasn’t happened at Delta.  You are running a solid operation, aggressively moving forward on the integration, and prudently managing costs and capital.  We will weather this storm and come out stronger at the other end.  Thank you for your continued hard work and dedication to Delta.